10990 Roe Avenue
Overland Park, KS 66211-1213
(913) 696-6100
(913) 696-6116 FAX
N E W S R E L E A S E
Y E L L O W C O R P O R A T I O N

December 3, 2003

For Immediate Release

YELLOW AND ROADWAY TO HOST INVESTOR MEETING IN NYC ON DECEMBER 10

OVERLAND PARK, KAN.—Yellow Corporation (NASDAQ: YELL) (Yellow) and Roadway Corporation (NASDAQ: ROAD) (Roadway) will host a meeting for investors and analysts on December 10, 2003 at 4:30 p.m. EST. The meeting will be held at the Sofitel Hotel, Grand Ballroom, 45 West 44th Street in New York City.

An update on the pending acquisition of Roadway by Yellow, along with an initial outlook for 2004, will be provided by Bill Zollars, Chairman, President and CEO of Yellow, Jim Staley, President and CEO of Roadway, and Don Barger, Senior Vice President and CFO of Yellow. A question and answer session will follow management comments.

The presentation and webcast can be accessed at www.yellowcorp.com, www.roadwaycorp.com or www.yellowroadwayinformationcenter.com. In addition, interested parties can listen to the presentation by dialing 800-289-0493, passcode 622562. A replay of the meeting will be available beginning at 9:30 p.m. EST on December 10 by dialing 888-203-1112, with passcode 622562.

The pending acquisition of Roadway by Yellow is expected to close on December 11, 2003. This closing date assumes that stockholders of both companies approve merger-related matters at the special stockholders’ meetings on December 9, 2003, and that all other conditions to the merger will be satisfied at the closing.

This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The words “expected,” “assumes,” “will” and similar expressions are intended to identify forward-looking statements.

Yellow Corporation, a Fortune 500 company, is a holding company that through wholly-owned operating subsidiaries offers its customers a wide range of asset and non-asset-based transportation services integrated by technology. Its largest subsidiary, Yellow Transportation, offers a full range of regional, national and international services for the movement of industrial, commercial and retail goods. Meridian IQ is a non-asset global transportation management company that plans and coordinates the movement of goods worldwide. Yellow Technologies provides innovative technology solutions and services exclusively for Yellow Corporation companies. Headquartered in Overland Park, Kansas, Yellow Corporation employs approximately 23,000 people.

Roadway Corporation, a Fortune 500 company included in the Dow Jones Transportation Average, is a holding company that through wholly-owned operating subsidiaries offers its customers a wide range of asset and non-asset-based transportation services. Its principal subsidiaries include Roadway Express and Roadway Next Day Corporation. Roadway Express is a leading transporter of industrial, commercial and retail goods in the two- to five-day regional and long-haul markets. Roadway Next Day Corporation is focused on business opportunities in the shorter-haul regional and next day markets. Headquartered in Akron, Ohio, Roadway Corporation employs approximately 27,000 people.

Analyst Contact: Stephen Bruffett
Yellow Corporation
913-696-6108
steve.bruffett@yellowcorp.com

Media Contact: Suzanne Dawson
Linden Alschuler & Kaplan
212-329-1420
sdawson@lakpr.com